Exhibit 99.1

FOR IMMEDIATE RELEASE

Jason Few Joins Syniverse Board of Directors

TAMPA, Fla. – July 26, 2007 – Syniverse Technologies (NYSE:SVR), a leading provider of technology and business solutions for the global mobile telecommunications industry, announced today that Jason Few has joined its Board of Directors.

“Jason has extensive experience in the communications industry, and I’m very pleased he has agreed to share it as a member of our board,” said Tony Holcombe, CEO and President of Syniverse. “His 20-year background in domestic and international business development, marketing, sales, strategic planning and new product development means he’ll be an important contributor to the success of Syniverse.”

Syniverse Chairman of the Board Bob Marino added that he, too, is delighted Few is joining the organization.

“Jason’s credentials are impressive, especially in regard to his diverse telecommunications background. My fellow board members and I warmly welcome Jason, and we look forward to working with him,” Marino said.

Few, who currently serves as Corporate Vice President & GM Global Accessories, Retail and Distributor Business, Mobile Devices Business, for Motorola, said he is honored to join the Syniverse board and is ready to get to work.

“I am excited to be part of a company that continues to expand in today’s fast-paced telecommunications environment,” Few said. “Syniverse has an excellent track record, and I look forward to being a part of its future as I work with Tony, Bob and the other members of the board.”

Previous positions Few has held at Motorola include Vice President Global Quality and Customer Advocacy Mobile Devices as well as Vice President and Chief Marketing Officer of North America for the mobile devices business. Prior to that, he worked for SBC as Vice President Wi-Fi Implementation and held positions of increasing responsibility. Before joining SBC, Few served in various senior marketing and sales positions at AT&T.

He earned a master’s degree in business administration from Northwestern University’s J.L. Kellogg Graduate School of Management and a bachelor’s degree in business administration in computer systems from the Ohio University School of Business.

About Syniverse

Syniverse Technologies (NYSE:SVR) solutions allow more than 350 communications companies in over 50 countries to provide seamless mobile services by making it possible for disparate technologies and

Syniverse Technologies | 8125 Highwoods Palm Way, Tampa, FL USA 33647-1776 | 1.813.637.5000 | www.syniverse.com

Syniverse - Few Joins Board – 2

standards to interoperate. Syniverse’s flexibility and customer focus permit its customers to quickly react to market changes and demands, enabling the delivery of everything from voice calls to sophisticated data and video services wherever and whenever subscribers need them. Celebrating its 20th anniversary in 2007, Syniverse is headquartered in Tampa, Florida, U.S.A., and has offices in major cities around the globe. Syniverse is ISO 9001:2000 certified and TL 9000 approved, adhering to the principles of customer focus and quality improvement practices. More information is available at www.syniverse.com.

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For more information:

Investor relations

Jim Huseby, Syniverse Technologies

jim.huseby@syniverse.com

+1 (813) 637-5000

Syniverse Technologies | One Tampa City Center, Suite 700, Tampa, FL 33602 | Tel 813 273 3700 | Fax 813 273 4894 | www.syniverse.com